Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

FINANCIAL RESULTS FOR THE QUARTER AND YEAR

ENDED DECEMBER 31, 2005

Oak Brook, Illinois — February 6, 2006  — Great Lakes Dredge & Dock Corporation - The largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, reports earnings for the quarter and year ended December 31, 2005.

Revenues for the quarter ended December 31, 2005 were $110.4 million as the Company continued to experience good utilization of its dredging fleet and compares to $108.3 million for the same period in 2004.  Although fleet utilization was similar between the two periods, the margins in 2005 have improved significantly.  The Company’s gross profit margin for the quarter ended December 31, 2005 improved to 15.0%, compared to 8.6% for the same quarter of 2004.  The lower profit margin generated in 2004 was a result of performing on work that was won during the first half of 2004 when there was a slow down in bidding activity.  During this period, the environment was highly competitive due to the uncertainty over funding constraints within the Army Corps of Engineers.  The bidding activity levels improved through the end of 2004 and through 2005 as the Corps’ funding issues appeared to be moderating, and during 2005 pricing has improved although not to the levels seen in years prior to 2004.  Accordingly, the Company achieved EBITDA of $14.2 million for the quarter ended December 31, 2005 compared to $8.6 million for the same 2004 period.  Income before income taxes for the quarter ended December 31, 2005 was $2.3 million compared to a loss before income taxes of $4.0 million for the same quarter of 2004.

Revenues and EBITDA for the year ended December 31, 2005 were $423.4 million and $39.4 million, respectively, which compare to $350.9 million and $31.7 million, respectively for the same 2004 period.  The increase in 2005 revenues reflect the improvement in dredge fleet utilization from the increased bid market and the ability to perform on work in backlog that had been postponed due to the Corps’ funding constraints, as well as an increase in activity from the demolition business.  The improvement in 2005 EBITDA is a result of the increase in utilization and demolition activity coupled with an improvement in margins on the work performed.  The 2005 EBITDA includes the impact of a non-cash write-down of goodwill and intangible asset of $5.7 million realized in the third quarter.  Interest expense for fiscal 2005 of $23.1 million was up from $20.3 million in fiscal 2004 due to the higher interest rates on the Company’s variable rate debt.  The 2005 loss before income taxes of $8.3, which was impacted by the $5.7 million non-cash write-down as discussed, is still improved from the 2004 loss before income taxes of $15.5 million.

At December 31, 2005, the Company had total debt of $250.8 million (of which $2.0 million was current), total cash and equivalents of $0.6 million, and outstanding performance letters of credit totaling $20.1 million.  At December 31, 2005, the Company had $2.0 million of revolver borrowings outstanding; therefore its borrowing availability was $13 million.  Effective February 1, 2006, the Company’s borrowing availability reverted back to the full $60.0 million allowed under the original terms of its credit agreement with its senior lenders, based on the attainment of a certain financial ratio in accordance with the terms of the September 2005 amendment to such credit agreement.  Company management believes that the new level of borrowing availability will be sufficient for foreseeable operating cash needs.  At December 31, 2005, the Company was in compliance with all of the financial covenants in its senior credit agreements and surety agreement.

Dredging backlog at December 31, 2005 totaled $260.8 million, which compares to $266.1 million at September 30, 2005 and $279.7 million at December 31, 2004.  Domestic bidding activity for the fourth quarter of 2005 continued at a solid pace, with contract awards totaling $156.3 million, bringing the year-to-date market to $727.2 million, which is on par with the prior year and in line with historical averages.  Additionally, the Company achieved a fourth quarter market share of 57%, which is significantly higher then in the previous 2005 quarters, bringing the Company’s year-to-date market share to 31%.  Throughout 2005 even with the increased activity in the bid market, others in the dredging industry continued to bid very aggressively to gain utilization.  However, as Great Lakes chose to bid opportunities at more reasonable margins, its market share declined.  In the fourth quarter, as competitors had improved backlog, the pricing began to moderate and Great Lakes has taken on a larger share of the work.  Demolition services backlog was $17.4 million at December 31, 2005, compared to $19.0 million at September 30, 2005 and $11.4 million at December 31, 2004.

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense. The Company presents EBITDA as an additional measure by which to evaluate the Company’s operating trends.  The Company believes that EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that all of its primary stakeholders (i.e. its bondholders, banks and investors) use EBITDA to evaluate the Company’s period to period performance.   Additionally, management believes that EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, EBITDA is the measure the Company uses to assess performance for purposes of determining compensation under its incentive plan.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  EBITDA is reconciled to net income (loss) in the table of financial results.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 15% of its revenues over the last three years.  Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 115-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

Results for the quarters and years ended December 31, 2005 and 2004 were:

	Quarter ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Revenues	$110.4	$108.3	$423.4	$350.9

Gross profit	$16.4	$9.3	$51.4	$35.9

General and administrative	(8.1)	(7.4)	(29.3)	(25.7)
Amortization of intangible assets	(0.2)	(0.6)	(0.8)	(4.2)
Impairment of intangible assets	—	—	(5.7)	—
Subpoena-related expenses	(0.6)	(0.7)	(2.9)	(2.3)
Litigation (demolition)	—	—	—	(1.3)

Operating income (loss)	$7.5	$0.6	$12.7	$2.4

Income (loss) before income taxes	$2.3	$(4.0)	$(8.3)	$(15.5)

Adjusted for:
Interest expense, net	5.8	5.3	23.1	20.3
Depreciation and amortization	6.1	7.3	24.6	26.9

EBITDA	$14.2	$8.6	$39.4	$31.7

Net cash flows from operating activities	$1.7	$(4.4)	$10.3	$16.2

The company conducts a quarterly conference call, which is accessible to all investors and other interested parties.  The conference call will be held on Tuesday, February 7, 2006 at 10:00 a.m., C.S.T (PLEASE NOTE TIME CHANGE).  The call in number is 800-481-9591 and the conference identification code is Great Lakes.  The conference call will be available by replay for two weeks, by calling 888-203-1112 and providing passcode 7240197.